                                                     Filed pursuant to Rule
                                                     424(b)
                                                     File No. 333-13929



                                   PROSPECTUS

                                 195,920 Shares

                               Met-Pro Corporation

                                  Common Stock

This Prospectus relates to 195,920 shares of Common Stock, par value $.10 per share, of Met-Pro Corporation (the "Company") held by the Selling Shareholders (as defined herein), which may be offered for sale from time to time by the Selling Shareholders, or by their permitted pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices. See "Plan of Distribution". The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

The Common Stock is quoted on the American Stock Exchange under the symbol "MPR". On December 30, 1996, the closing price of the Common Stock, as reported by the American Stock Exchange, was $13 5/8.


                   ------------------------------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                The date of this Prospectus is December 31, 1996

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the American Stock Exchange. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                    INCORPORATION OF INFORMATION BY REFERENCE

The following documents, filed with the Commission (File No. 001-07763) pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:
(i) Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 1996; (ii) Quarterly Reports on Form 10-Q for the quarters ended April 30, 1996, July 31, 1996 and October 31, 1996; and (iii) Proxy Statement of the Company relating to the annual meeting of shareholders held on June 5, 1996.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438; Attn:
William Moffitt, Secretary, telephone (215) 723-6751.

                                   THE COMPANY

Met-Pro Corporation (the "Company") was organized in 1967 and has grown both internally and through acquisitions. It designs, manufactures and distributes products sold for pollution control and fluid handling. The Company operates through seven divisions and three wholly-owned subsidiaries.

The Stiles-Kem Division is a leading manufacturer of specialty chemicals for the control of lead and copper leaching, scale, and the discoloration of drinking water caused by the presence of iron and manganese in the source water. Stiles-Kem Division's products for drinking water treatment are food grade and are certified to meet existing state, federal and ANSI/NSF standards for health effects in drinking water. The products are manufactured in the Company's plant in Waukegan, Illinois and are distributed through a network of dealers and distributors located in the United States, Mexico and Canada.

The Sethco Division, located on Long Island, New York, designs, manufactures and sells corrosion resistant pumps, filter chambers and filter systems with flow rates to about 200 gallons per minute. These products are used in waste water treatment systems and fume scrubbers for pollution control. They are also widely used in the metal finishing industry, electronics industry and chemical processing industry. Sethco products are sold through a network of non-exclusive distributors, as well as to original equipment manufacturers and catalog houses.

The Mefiag Division, operating through two wholly-owned subsidiaries, designs and manufactures filter systems utilizing horizontal disc technology for superior performance, particularly in high efficiency and high-flow applications in the plating and metal finishing industries and elsewhere. Worldwide sales are accomplished through qualified, market-based distributors and original equipment manufacturers located throughout Europe, the United States, South America and other major markets.

The Systems Division, located at the Company's principal executive offices in Harleysville, PA, and the original foundation on which Met-Pro was built, designs, manufactures and installs major air and water pollution control systems. Systems Division's air pollution control capabilities include: carbon adsorption systems for the concentration and recovery of volatile solvents, thermal and catalytic oxidation systems and the supply of abatement catalysts. These systems are custom engineered for clients in the automotive, aerospace and furniture industries. These products also have a variety of applications in the painting, pharmaceutical, chemical, electronics, food processing and printing industries. Systems Division also manufactures a full range of catalytic converters for stationary engines and cogeneration plants to greatly reduce smog producing and toxic gases, such as NOx, CO and residual hydrocarbons, which are emitted from these sources.

The Duall Division is a leading manufacturer of industrial and municipal air pollution control equipment. Its major products include odor control systems, fume and emergency gas scrubbers, stripping towers and exhaust fans and plating and process tanks. All equipment is fabricated from corrosion resistant materials in the Company's Owosso, Michigan manufacturing facilities. Services include pilot studies, engineering, installation and performance testing. Duall products are sold both domestically and internationally to the metal finishing, waste water treatment, composting, food processing, chemical, printed circuit, semiconductor, pharmaceutical, battery manufacturing and groundwater remediation markets. Over ninety factory trained manufacturer's representatives sell Duall's systems to industrial and municipal clients.

The Keystone Filter Division is an established custom pleater and cartridge manufacturer in the United States. It provides custom designed and engineered products which are currently used in such diverse applications as the nuclear power industry, as components in medical equipment and in indoor air quality equipment. It also provides standard filters for water purification and industrial applications.

The Fybroc Division is a world leader in the manufacture of fiberglass reinforced pumps. These pumps provide excellent corrosion resistance for tough applications including pumping of acids, brines, caustics, bleaches and a wide range of waste liquids. Fybroc pumps are sold to many markets including the chemical, steel, pulp and paper, electric utility, aquaculture, aquarium, and industrial and municipal waste treatment industries. Sales, engineering, and customer service are provided through a worldwide distributor network.

The Dean Pump Division designs and manufactures high quality pumps that handle a broad range of industrial applications. Users such as the chemical, petrochemical, refinery, pharmaceutical, plastics, pulp and paper, and food processing industries choose Dean Pump products particularly for their high temperature applications. The Company's manufacturing facility in Indianapolis, Indiana produces pumps which are sold through an extensive network of distributors.

The Strobic Division, acquired on September 12, 1996 (see "The Company - Recent Events") is presently operating as a wholly-owned subsidiary corporation.

The Company's principal executive offices are located at 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438, and its telephone number is (215) 723-6751.

Recent Events

On June 5, 1996, the Company announced a 3-for-2 stock split, which was paid on July 8, 1996 to holders of record on June 18, 1996.

On September 12, 1996, Met-Pro Corporation and Met-Pro Acquisition Corporation, a wholly-owned subsidiary of Met-Pro Corporation (collectively, "Met-Pro"), executed an Agreement and Plan of Merger (the "Agreement") with Strobic Air

Corporation ("Strobic"), pursuant to which Strobic was merged with and into Met-Pro Acquisition Corporation, which then changed its name to Strobic Air Corporation.

The consideration paid by Met-Pro under the Agreement consisted of 195,920 shares of Met-Pro common stock, cash in the amount of approximately $2.15 million, and a promissory note for $250,000. Met-Pro also granted the former Strobic shareholders certain registration rights under the Securities Act. Lynn
T. Secrest, one of Strobic's principal former shareholders and its former president, deposited 40,816 shares of Common Stock of Met-Pro and the $250,000 note into escrow to fund indemnification obligations under the Agreement.

Met-Pro also entered into a three (3) year employment agreement with Mr. Lynn T. Secrest to serve as vice president and the general manager of Strobic, and obtained Mr. Secrest's covenant not to compete with Met-Pro for a four (4) year period.

Met-Pro financed part of the purchase price and obligations of Strobic that were paid at closing with a loan from Mellon Bank, N.A,. in the amount of $3.5 million.

Strobic designs, manufactures and holds patents on specialty blowers and industrial fans for applications including laboratories, hospitals, semi-conductor manufacturing clean rooms, pharmaceutical manufacturing and chemical and petrol-chemical plants. Strobic conducts its operations in an approximately 20,000 square foot manufacturing facility on a 2.3 acre parcel that it owns in Bensalem, Pennsylvania, as well as in a contiguous approximately 16,000 square foot facility that it leases.

Met-Pro also entered into certain agreements with certain former Strobic stockholders governing the disposition of their Shares (see "Plan of Distribution").

                                 USE OF PROCEEDS

The net proceeds from the sale of the Shares offered hereby will be received by the Selling Shareholders. The Company will not receive any proceeds from any sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The persons listed below received the Shares listed after their names in connection with Met-Pro's acquisition of Strobic and propose to sell them from time to time as set forth under the caption "Plan of Distribution" and subject to the restrictions described in that section.

The following individuals are the Selling Shareholders:

Name and Address                         Shares Owned          Shares Offered
----------------                         ------------          --------------

Eugene L. Dell                               792                     792

Shanta Kaushik Custodian for
    Nalini Kaushik                           792                     792

Madlynne M. Pastor                           396                     396

Lynn T. Secrest                           74,014(1)(2)(3)         74,014(1)(3)

Richard P. Secrest                        55,411(2)(3)            55,411(3)

Ronald H. Secrest                         24,539(2)(3)            24,539(3)

Frank J. Sobon, Jr. and
   Anna B. Sobon, JT TEN                     396                     396

John W. Stone, III                        39,580(3)               39,580(3)
---------------------------
(1) Includes Shares held in escrow under the terms of the Agreement. The escrowed Shares may be replaced with the cash value equivalent of such replaced Shares, valued at the average of the closing prices per share as listed on the American Stock Exchange for the ten (10) trading days prior to such replacement. Absent any such replacement, the escrowed Shares may not be offered prior to September 11, 1998.
(2) The three Secrests are brothers; however, each of them disclaims ownership of the Shares owned by the others.
(3) The sale of these Shares is subject to certain restrictions as set forth in "Plan of Distribution."

In addition to their role as shareholders of Strobic, Messrs. Lynn Secrest, Richard Secrest, Ronald Secrest and John Stone were formerly officers and directors of Strobic. Mr. Lynn Secrest is currently employed by Met-Pro as the Vice President and General Manager of the wholly-owned subsidiary of the Company into which Strobic was merged. Except for the foregoing, none of the Selling Shareholders listed above has held any position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.

                           DESCRIPTION OF COMMON STOCK

The Company's certificate of incorporation authorizes the issuance of up to 10,000,000 shares of Common Stock, par value $.10 per share. The holders of Common Stock (i) have equal rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters upon which shareholders may vote at all meetings of shareholders. All shares of Common Stock now outstanding are fully paid and non-assessable. The holders of shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. Directors are divided into three classes. Each year, one class is elected to hold office for the next three years.

The transfer agent for the Company's Common Stock is Chemical Mellon Shareholder Services, L.L.C., Overpark Center, 85 Challenger Road, Ridgefield Park, NJ 07660.

                              PLAN OF DISTRIBUTION

Any distribution of the Shares by the Selling Shareholders, or by permitted pledgees, donee, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or re-allowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the American Stock Exchange, or on one or more exchanges on which the Common Stock is then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

The Selling Shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of Shares, may be considered "underwriters" as that term is defined by the Securities Act.

Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of Shares, the offering price paid by an underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Messrs. Lynn Secrest, Richard Secrest, Ronald Secrest and John Stone as a group and on behalf of their permitted transferees have agreed to the following restrictions on open market resale of the Shares through December 11, 1997: (i) no more than 2,000 Shares may be offered and sold on any trading day, and (ii) no more than a total of 15,000 Shares may be sold in any calendar month. They may make unlimited private sales to persons who agree to abide by the above restrictions. These restrictions do not apply to any sale of Shares in an underwritten public offering of Shares.

The Company has agreed to process to effectiveness a registration statement under the Securities Act covering the resale of the Shares and to amend it from time to time as required to incorporate current significant information until all the Shares have been sold, but not later than September 11, 1999.

All costs, expenses and fees in connection with the registration statement and amendments to it will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

Whenever the Company proposes to file a registration statement under the Securities Act at any time or from time to time prior to September 11, 1999 involving an underwritten public offering, the Company has agreed to include in any such registration statement any of the Shares that are so requested by the Selling Shareholders; provided however, that if in the written opinion of the underwriter or managing underwriter the inclusion of any of such Shares would materially and adversely affect such public offering, then the number of such Shares to be included shall be proportionately reduced.

The Company has granted an option to the Selling Shareholders and their permitted transferees to "put" all, or at the sole option of the Selling Shareholders, less than all, unsold Shares to the Company on September 12, 1999 at a price of $12.25 per Share.

                                  LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for the Company by Earl J. Wofsey, Esquire, corporate counsel of the Company. Earl J. Wofsey is the beneficial owner of 195,714 shares of the Company's Common Stock and options to purchase an additional 13,500 shares. Prior to June 5, 1996, he was a Director of the Company.

                                     EXPERTS

The financial statements and the related supplemental schedules of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 1996 have been audited by Margolis & Company P.C., independent accountants, as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm, given upon its authority as experts in accounting and auditing. The financial statements of Strobic Air Corporation for the year ended October 31, 1995 and the nine months ended July 31, 1996 have been audited by Margolis & Company P.C., and are included herein in reliance upon the report of such firm, given upon its authority as experts in accounting and auditing.

                             STROBIC AIR CORPORATION

                              FINANCIAL STATEMENTS

                     FOR THE NINE MONTHS ENDED JULY 31, 1996

                             STROBIC AIR CORPORATION

                                TABLE OF CONTENTS
                     FOR THE NINE MONTHS ENDED JULY 31, 1996
-------------------------------------------------------------------------------








                                                                     PAGE
                                                                    NUMBER
                                                                    ------

Independent Auditor's Report                                           2

Financial Statements:
   Balance sheet                                                       3
   Operations                                                          4
   Stockholders' equity                                                5
   Cash flows                                                          6
   Notes to financial statements                                    7 to 11

                     [LETTERHEAD OF MARGOLIS & COMPANY P.C.]




                          INDEPENDENT AUDITOR'S REPORT


                                           September 4, 1996, except for Note 9
                                           as to which the date is September 12,
                                           1996


Officers and Directors
Strobic Air Corporation
Bensalem, Pennsylvania

We have audited the accompanying balance sheet of Strobic Air Corporation as of July 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strobic Air Corporation as of July 31, 1996, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.




                                                    /s/ Margolis & Company P.C.

                                                    Certified Public Accountants

                             STROBIC AIR CORPORATION

                                  BALANCE SHEET
                                  JULY 31, 1996
--------------------------------------------------------------------------------

                                     ASSETS

 Current assets:
    Cash                                                         $    75,012
    Accounts receivable, net of allowance of $5,000                1,126,499
    Inventories                                                      860,210
    Deferred tax asset                                                18,600
    Prepaid expenses and other current assets                         18,256
                                                                  ----------

           Total current assets                                    2,098,577

  Property, plant and equipment, net                                 610,462

  Other assets                                                        95,037
                                                                  ----------

                                                                  $2,804,076
                                                                  ==========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
    Note payable, bank line-of-credit                             $  540,000
    Demand note payable, individual                                  100,000
    Current portion of long-term debt                                 75,167
    Accounts payable                                                 437,647
    Accrued expenses                                                 325,539
    Accrued income taxes                                             179,336
                                                                  ----------

            Total current liabilities                              1,657,689

  Long-term debt                                                     101,858

  Deferred tax liability                                              37,200
                                                                  ----------

            Total liabilities                                      1,796,747
                                                                  ----------

  Commitments

  Stockholders' equity:
    Common stock, no par value; 5,000 shares
      authorized, 2,505 shares issued                                 75,614
    Retained earnings                                                937,715
                                                                  ----------
                                                                   1,013,329
    Less treasury stock, at cost, 30 shares                            6,000
                                                                  ----------

            Net stockholders' equity                               1,007,329
                                                                  ----------

                                                                  $2,804,076
                                                                  ==========

 The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                             STATEMENT OF OPERATIONS
                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------






Gross sales, net of discounts and
 allowances of $37,000                                            $5,143,874

Less commissions                                                     505,597
                                                                  ----------

Net sales                                                          4,638,277

Cost of goods sold                                                 3,355,345
                                                                  ----------

Gross profit                                                       1,282,932
                                                                  ----------

Operating expenses:
 Selling                                                             241,891
 General and administrative                                          515,905
 Research and development                                             53,924
                                                                  ----------

                                                                     811,720
                                                                  ----------

Income from operations                                               471,212

Interest expense                                                      52,641
                                                                  ----------

Income before taxes on income                                        418,571

Provision for taxes on income                                        199,800
                                                                  ----------

Net income                                                        $  218,771
                                                                  ==========








 The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                        STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------







                             COMMON       RETAINED        TREASURY
                              STOCK       EARNINGS         STOCK      TOTAL
                             -------     ---------        -------   ----------

Balance, October 31, 1995    $75,614     $ 723,894        ($6,000)  $  793,508

Net income                                 218,771                     218,771

Dividends paid                          (    4,950)                (     4,950)
                             -------     ---------        -------   ----------

Balance, July 31, 1996       $75,614     $ 937,715        ($6,000)  $1,007,329
                             =======     =========        =======   ==========








 The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                             STATEMENT OF CASH FLOWS
                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------

                           INCREASE (DECREASE) IN CASH

Cash flows from operating activities:
  Net income                                                           $218,771
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Depreciation and amortization                                        80,231
    Deferred income taxes                                             (  15,200)
    Allowance for doubtful accounts                                   (   4,250)
    (Increase) decrease in operating assets:
      Accounts receivable                                                94,977
      Inventories                                                     (  61,882)
      Prepaid expenses and other current assets                          17,298
    Increase (decrease) in operating liabilities:
      Accounts payable                                                  107,966
      Accrued expenses                                                 (322,307)
      Accrued income taxes                                              150,063
                                                                       --------

          Net cash provided by operating activities                     265,667
                                                                       --------

Cash flows from investing activities:
  Acquisitions of property and equipment                              ( 117,983)
  Increase in other assets                                            (  19,441)
                                                                       --------

          Net cash (used in) investing activities                     ( 137,424)
                                                                       --------

Cash flows from financing activities:
  Net borrowings under line-of-credit                                    20,000
  Reduction of long-term debt                                         (  68,756)
  Payment of dividends                                                (   4,950)
                                                                       --------

          Net cash (used in) financing activities                     (  53,706)
                                                                       --------

Net increase in cash                                                     74,537

Cash at beginning of period                                                 475
                                                                       --------

Cash at end of period                                                  $ 75,012
                                                                       ========

               SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the period for:
  Interest                                                             $ 46,532
                                                                       --------
  Income taxes                                                         $ 63,359
                                                                       --------


 The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------


1.   Nature of Business and Summary of Significant Accounting Policies

     Nature of business - Strobic Air Corporation (the "Company") develops, engineers and assembles air moving equipment and specializes in corrosive, toxic and high temperature exhaust systems and clean room recirculation systems. The Company's products are sold throughout the United States.

     Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.

     Patents and trademarks - Patents and trademarks are amortized on a straight-line basis over five years.

     Property, plant and equipment - Property, plant and equipment is recorded at cost. Depreciation is computed using straight-line and accelerated methods over estimated useful lives. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized.

     Revenue recognition - Revenues are recognized when products are shipped.

     Advertising - Advertising costs are charged to operations in the period incurred and amounted to $82,710 for the nine months ended July 31, 1996.

     Use of estimates - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



2.   Inventories

     Inventories consisted of the following:

     Finished goods                                                    $ 11,430
     Work in process                                                    106,116
     Raw materials                                                      742,664
                                                                        -------

                                                                       $860,210
                                                                       ========

                             STROBIC AIR CORPORATION

                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------

3.   Property, Plant and Equipment

     Property, plant and equipment consisted of the following:

     Land                                                          $   100,000
     Building                                                          350,000
     Building improvements                                             113,358
     Leasehold improvements                                             21,998
     Machinery and equipment                                           869,663
     Tooling                                                           163,533
     Automotive and delivery equipment                                  58,812
                                                                     ---------
                                                                     1,677,364
     Less accumulated depreciation                                   1,066,902
                                                                     ---------

                                                                    $  610,462
                                                                    ==========

     Depreciation charged to operations amounted to $79,441.

4.   Debt

     Short-Term Debt

     The Company has a $1,000,000 line-of-credit with CoreStates Bank, N.A. pursuant to which $540,000 was outstanding at July 31, 1996. The rate of interest on borrowings under the revolving credit loan is the bank's prime lending rate which was at 8.25% on July 31, 1996. Total aggregate borrowings under the revolving credit loan are limited to 80% of eligible accounts receivable plus 40% of eligible inventory. The revolving credit loan is payable upon demand and is collateralized by accounts receivable, inventories and equipment.

     On October 31, 1995, the Company executed a demand note in the amount of $100,000 for consulting and other services rendered prior to that date. The note accrues interest at the prime rate.

     Long-Term Debt

     Mortgage payable, CoreStates Bank, N.A. due in
      monthly installments of $3,000 including interest at
      9%, maturing in August, 1999, collateralized by real
      estate located in Bensalem, PA                                  $  95,475

     Note payable, CoreStates Bank, N.A., due in monthly
      installments of $3,883, plus interest at 7.5%,
      maturing in April, 1998, collateralized by equipment,
      inventories, accounts receivable and real estate                   81,550
                                                                       --------
                                                                        177,025
     Less current portion                                                75,167
                                                                       --------

                                                                       $101,858
                                                                       ========

                             STROBIC AIR CORPORATION

                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------

4.   Debt - Continued

     Long-Term Debt - Continued

     Maturities of long-term debt are as follows:

          NINE MONTHS ENDED JULY 31,

                          1997                                      $ 75,167
                          1998                                        66,196
                          1999                                        34,177
                          2000                                         1,485
                                                                    --------

                                                                    $177,025
                                                                    ========

     Interest expense was $52,641 for the nine months ended July 31, 1996.


5.   Related Party Transactions

     The Company's related party transactions with S.A.C. Sales Corp., which is affiliated to common ownership by a shareholder of Strobic Air Corporation, for the nine months ended July 31, 1996, were as follows:

         Commissions earned by affiliate                               $136,907
                                                                       ========

         Administrative fees charged to affiliate                      $  5,400
                                                                       ========

         Product sales to affiliate                                    $297,632
                                                                       ========

         Purchases from affiliate                                      $113,910
                                                                       ========


     Amounts due from or to this affiliate were as follows:

         Accounts receivable                                           $ 21,558
                                                                       ========

         Commissions payable                                           $ 11,875
                                                                       ========


6.   Income Taxes

     The provision for income taxes consisted of the following:

     Current:
         Federal                                                       $161,000
         State                                                           54,000
                                                                       --------
                                                                        215,000
     Deferred                                                         (  15,200)
                                                                       --------
                                                                       $199,800
                                                                       ========

                             STROBIC AIR CORPORATION

                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------


6.   Income Taxes - Continued

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax liability consisted of the following:

     Deferred tax asset:
      Inventory cost capitalization                                     $14,900
      Other                                                               3,700
                                                                       --------
                                                                         18,600

     Deferred tax liability:
      Accelerated depreciation                                         ( 37,200)
                                                                       --------

                                                                       ($18,600)
                                                                       ========


7.   Commitments and Contingencies

     Leases

     The Company has a monthly lease for a production facility in Bensalem, Pennsylvania requiring monthly payments of $4,000, plus real estate taxes, through October, 1997.

     The Company has various equipment and automobile leases. The future minimum rental payments under these noncancellable leases are as follows:

     TWELVE MONTHS ENDED
          JULY 31,
     -------------------

            1997                                  $53,403
            1998                                   12,394

     Rental expense under all operating leases was $32,470.

     Purchases

     As of July 31, 1996, the Company had outstanding purchase commitments totaling $50,000.

                             STROBIC AIR CORPORATION

                     FOR THE NINE MONTHS ENDED JULY 31, 1996
--------------------------------------------------------------------------------


8.   Financial Instruments

     Concentrations of credit risk:

     Financial instruments which subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company's cash is maintained in a high quality financial institution. Concentrations of credit risk related to accounts receivable are limited due to the large number of customers and their dispersion among different industries and geographic regions.

     Fair value of financial instruments:

     The carrying amounts and related fair value of the Company's financial instruments are as follows:

                                                          CARRYING       FAIR
                                                           AMOUNT        VALUE
                                                          --------     --------

     Assets:
      Cash                                                $ 75,012     $ 75,012

     Liabilities:
      Note payable, bank                                   540,000      540,000
      Note payable, individual                             100,000      100,000
      Long-term debt                                       177,025      177,025

     The following methods and assumptions were used to estimate the fair value of each financial instrument:

     Cash - The carrying amount approximates fair value because of the short maturity of this instrument.

     Note payable, bank line-of-credit; note payable, individual; and long-term debt - The fair value is based on the present value of expected future payments discounted at rates available to the Company under similiar borrowing arrangements.

9.   Subsequent Event

     On September 12, 1996, the Company entered into an agreement and plan of merger whereby it agreed to be merged with and into Met-Pro Acquisition Corporation, a wholly-owned subsidiary of Met-Pro Corporation, as part of a tax-free reorganization.

                            STROBIC AIR CORPORATION

                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED OCTOBER 31, 1995

                             STROBIC AIR CORPORATION

                                TABLE OF CONTENTS
                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------







                                                                       PAGE
                                                                      NUMBER
                                                                      ------
Independent Auditor's Report                                             2

Financial Statements:
  Balance sheet                                                          3
  Operations                                                             4
  Stockholders' equity                                                   5
  Cash flows                                                             6
  Notes to financial statements                                        7 to 11

                     [LETTERHEAD OF MARGOLIS & COMPANY P.C.]






                          INDEPENDENT AUDITOR'S REPORT


                                           September 4, 1996, except for Note 9
                                           as to which the date is September 12,
                                           1996


Officers and Directors
Strobic Air Corporation
Bensalem, Pennsylvania


We have audited the accompanying balance sheet of Strobic Air Corporation as of October 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strobic Air Corporation as of October 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                    /s/ Margolis & Company P.C.

                                                    Certified Public Accountants

                             STROBIC AIR CORPORATION

                                  BALANCE SHEET
                                OCTOBER 31, 1995
--------------------------------------------------------------------------------

                                     ASSETS
Current assets:
   Cash                                                           $         475
   Accounts receivable, net of allowance for
     doubtful accounts of $5,000                                      1,217,226
   Inventories                                                          798,328
   Deferred tax asset                                                    16,000
   Prepaid expenses and other current assets                             35,554
                                                                     ----------

           Total current assets                                       2,067,583

 Property, plant and equipment, net                                     571,920

 Other assets                                                            76,386
                                                                     ----------

                                                                     $2,715,889
                                                                     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
    Note payable, bank line-of-credit                                 $ 520,000
    Demand note payable, individual                                     100,000
    Current portion of long-term debt                                    87,309
    Accounts payable                                                    329,681
    Accrued expenses                                                    647,846
    Accrued income taxes                                                 29,273
                                                                     ----------

             Total current liabilities                                1,714,109

   Long-term debt                                                       158,472

   Deferred tax liability                                                49,800
                                                                     ----------

             Total liabilities                                        1,922,381
                                                                     ----------

   Commitments

   Stockholders' equity:
     Common stock, no par value; 5,000 shares
       authorized, 2,505 shares issued                                   75,614
     Retained earnings                                                  723,894
                                                                     ----------
                                                                        799,508
     Less treasury stock, at cost, 30 shares                              6,000
                                                                     ----------
              Net stockholders' equity                                  793,508
                                                                     ----------

                                                                     $2,715,889
                                                                     ==========

 The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                             STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------





Gross sales, net of discounts and
 allowances of $30,000                                               $6,225,488

Less commissions                                                        671,568
                                                                     ----------
Net sales                                                             5,553,920

Cost of goods sold                                                    3,893,099
                                                                     ----------
Gross profit                                                          1,660,821
                                                                     ----------
Operating expenses:
  Selling                                                               395,868
  General and administrative                                            748,081
  Research and development                                              150,486
                                                                     ----------
                                                                      1,294,435
                                                                     ----------
Income from operations                                                  366,386

Other expense                                                           214,009
                                                                     ----------
Income before taxes on income                                           152,377

Provision for taxes on income                                            59,000
                                                                     ----------
Net income                                                           $   93,377
                                                                     ==========


 The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                        STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------







                                  COMMON      RETAINED    TREASURY
                                   STOCK      EARNINGS      STOCK        TOTAL
                                  ------      --------    --------       -----

Balance, October 31, 1994        $75,614      $632,992     ($6,000)   $702,606


Net income                                      93,377                  93,377


Dividends paid                                 (2,475)                  (2,475)
                                 -------      --------     -------    --------


Balance, October 31, 1995        $75,614      $723,894     ($6,000)   $793,508
                                 =======      ========     =======    ========








The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                             STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------

                           INCREASE (DECREASE) IN CASH

Cash flows from operating activities:
  Net income                                                           $ 93,377
  Adjustments to reconcile net income to net cash
       (used in) operating activities:
     Depreciation and amortization                                      111,981
     Deferred income taxes                                                3,000
     Loss on sale of equipment                                           33,669
     (Increase) decrease in operating assets:
       Accounts receivable                                            ( 161,159)
       Inventories                                                      113,198
       Prepaid expenses and other current assets                      (   3,668)
     Increase (decrease) in operating liabilities:
       Accounts payable                                               ( 251,044)
       Accrued expenses                                                  43,745
       Accrued income taxes                                              29,168
                                                                       --------

           Net cash (used in) operating activities                    (  12,267)
                                                                       --------

Cash flows from investing activities:
    Proceeds from sale of property and equipment                         13,300
    Acquisitions of property and equipment                            (  61,473)
    Increase in other assets                                          (  14,387)
                                                                       --------

           Net cash (used in) investing activities                    (  62,560)
                                                                       --------

 Cash flows from financing activities:
    Net borrowings under line-of-credit                                  45,000
    Reduction of long-term debt                                       (  99,018)
    Payment of dividends                                              (   2,475)
                                                                       --------

           Net cash (used in) financing activities                    (  56,493)
                                                                       --------

 Net (decrease) in cash                                               ( 106,786)

 Cash at beginning of year                                              107,261
                                                                       --------

 Cash at end of year                                                   $    475
                                                                       ========

                SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

 Cash paid during the year for:
    Interest                                                           $ 77,624
                                                                       --------
    Income taxes                                                       $ 24,336
                                                                       --------


The notes to financial statements are an integral part of the above statement.

                             STROBIC AIR CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------




1.   Nature of Business and Summary of Significant Accounting Policies

     Nature of business - Strobic Air Corporation (the "Company") develops, engineers and assembles air moving equipment and specializes in corrosive, toxic and high temperature exhaust systems and clean room recirculation systems. The Company's products are sold throughout the United States.

     Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.

     Patents and trademarks - Patents and trademarks are amortized on a straight-line basis over five years.

     Property, plant and equipment - Property, plant and equipment is recorded at cost. Depreciation is computed using straight-line and accelerated methods over estimated useful lives. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized.

     Revenue recognition - Revenues are recognized when products are shipped.

     Advertising - Advertising costs are charged to operations in the year incurred and amounted to $165,888 for the year ended October 31, 1995.

     Use of estimates - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.




2.   Inventories

     Inventories consisted of the following:

     Work in process                                                   $ 86,415
     Raw materials                                                      711,913
                                                                        -------

                                                                       $798,328
                                                                       ========

                             STROBIC AIR CORPORATION

                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------

3.   Property, Plant and Equipment

     Property, plant and equipment consisted of the following:

     Land                                                            $  100,000
     Building                                                           350,000
     Building improvements                                              113,358
     Machinery and equipment                                            801,686
     Tooling                                                            135,525
     Automotive and delivery equipment                                   58,812
                                                                     ----------
                                                                      1,559,381
     Less accumulated depreciation                                      987,461
                                                                     ----------
                                                                     $  571,920
                                                                     ==========

     Depreciation charged to operations amounted to $111,251.

4.   Debt

     Short-Term Debt
     The Company has a $1,000,000 line-of-credit with CoreStates Bank, N.A. pursuant to which $520,000 was outstanding at October 31, 1995. The rate of interest on borrowings under the revolving credit loan is the bank's prime lending rate which was 8.75% on October 31, 1995. Total aggregate borrowings under the revolving credit loan are limited to 80% of eligible accounts receivable plus 40% of eligible inventory. The revolving credit loan is payable upon demand and is collateralized by accounts receivable, inventories and equipment. The revolving credit loan is subject to certain covenants, including maintenance of prescribed amounts of net worth ratios.

     On October 31, 1995, the Company executed a demand note in the amount of $100,000 for consulting and other services rendered prior to that date. The note accrues interest at the prime rate.

     Long-Term Debt
     Mortgage payable, CoreStates Bank, N.A. due in
      monthly installments of $3,000 including interest at
      9%, maturing in August, 1999, collateralized by
      real estate located in Bensalem, PA                              $115,281

     Note payable, CoreStates Bank, N.A., due in monthly
      installments of $3,883, plus interest at 7.5%,
      maturing in April, 1998, collateralized by furniture
      and fixtures, equipment, inventories, accounts
      receivable and real estate
                                                                        116,500
     Note payable, CoreStates Bank, N.A., due in monthly
      installments of $2,333, plus interest at 7.95%,
      maturing in April, 1996, collateralized by,
      equipment, inventories,
      accounts receivable and real estate                                14,000
                                                                       --------
                                                                        245,781
     Less current portion                                                87,309
                                                                       --------
                                                                       $158,472
                                                                       ========

                             STROBIC AIR CORPORATION

                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------



4.   Debt - Continued

     Long-Term Debt - Continued

     Maturities of long-term debt are as follows:


     YEAR ENDED OCTOBER 31,

            1996                                     $ 87,309
            1997                                       75,814
            1998                                       55,255
            1999                                       27,403
                                                     --------

                                                     $245,781
                                                     ========





5.   Related Party Transactions

     The Company's related party transactions with S.A.C. Sales Corp., which is affiliated to common ownership by a shareholder of Strobic Air Corporation, for the year ended October 31, 1995, were as follows:

        Commissions earned by affiliate                                $157,329
                                                                       ========

        Warranty fees earned by affiliate                              $  3,200
                                                                       ========

        Administrative fees charged to affiliate                       $  7,200
                                                                       ========

        Product sales to affiliate                                     $527,545
                                                                       ========

        Purchases from affiliate                                       $ 48,326
                                                                       ========

     Amounts due from or to this affiliate were as follows:

        Accounts receivable                                            $ 97,176
                                                                       ========

        Commissions payable                                            $  2,540
                                                                       ========

                             STROBIC AIR CORPORATION

                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------

6.   Income Taxes

     The provision for income taxes consisted of the following:

     Current:
        Federal                                                       $36,000
        State                                                          20,000
                                                                      -------
                                                                       56,000
     Deferred                                                           3,000
                                                                      -------

                                                                      $59,000
                                                                      =======

     The Company utilized approximately $4,000 of research and development credits to reduce its current federal income tax expense.

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax liability consisted of the following:

     Deferred tax asset:
       Inventory cost capitalization                                    $16,000

     Deferred tax liability:
       Accelerated depreciation                                        ( 49,800)
                                                                       --------
                                                                       ($33,800)
                                                                       ========
7.   Commitments and Contingencies

     Leases

     The Company has various equipment and automobile leases. The future minimum rental payments under these noncancellable leases are as follows:

            1996                                               $9,272
            1997                                                4,294

     Rental expense under all operating leases was $32,727.

8.   Other Expense

     Other expense consisted of the following:

     Interest expense                                                  $ 77,215
     Loss on sale of equipment                                           33,669
     Litigation settlements (see Note 9)                                103,125
                                                                        -------

                                                                       $214,009
                                                                       ========

                             STROBIC AIR CORPORATION

                       FOR THE YEAR ENDED OCTOBER 31, 1995
--------------------------------------------------------------------------------

9.   Litigation Settlements

     Included in other expenses (see Note 8) are the settlements in 1995 of two disputes. The first involved a former customer and was settled with the assistance of the American Arbitration Association. The total cost of this settlement was $23,125. The second suit involved a sales agent who had been terminated by the Company. The total cost of this settlement as $80,000.

10.  Financial Instruments

     Concentrations of credit risk:

     Financial instruments which subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company's cash is maintained in a high quality financial institution. Concentrations of credit risk related to accounts receivable are limited due to the large number of customers and their dispersion among different industries and geographic regions.

     Fair value of financial instruments:

     The carrying amounts and related fair value of the Company's financial instruments are as follows:

                                                          CARRYING     FAIR
                                                           AMOUNT      VALUE
                                                          --------     -----
     Assets:
      Cash                                                $    475    $    475

     Liabilities:
      Note payable, bank                                   520,000     520,000
      Note payable, individual                             100,000     100,000
      Long-term debt                                       245,781     245,781

     The following methods and assumptions were used to estimate the fair value of each financial instrument:

     Cash and note payable, individual - The carrying amount approximates fair value because of the short maturity of these instruments.

     Note payable, bank and long-term debt - The fair value is based on the present value of expected future payments discounted at rates available to the Company under similar borrowing arrangements.

11.  Subsequent Event

     On September 12, 1996, the Company entered into an agreement and plan of merger whereby it agreed to be merged with and into Met-Pro Acquisition Corporation, a wholly-owned subsidiary of Met-Pro Corporation, as part of a tax-free reorganization.

                              MET-PRO CORPORATION

 PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                                JANUARY 31, 1996
                                    (NOTE 1)

-----------------------------------------------------------------------------------------------------------------
                                                                                             PRO FORMA
                                          MET-PRO      STROBIC AIR                -------------------------------
                                        CORPORATION    CORPORATION     TOTAL        ADJUSTMENTS      CONSOLIDATED
                                        ------------  ------------- ----------    --------------     ------------
      ASSETS

Current assets:
  Cash and short-term investments        $7,415,375      $113,726   $7,529,101      ($208,730)(H)      $6,479,695
                                                                                     (840,676)(L)
  Accounts receivable, net of
    allowance for doubtful accounts       8,941,157     1,178,783   10,119,940                         10,119,940
  Notes receivable, ESOT                    400,000                    400,000                            400,000
  Inventories                            10,302,844       850,938   11,153,782                         11,153,782
  Prepaid expenses, deposits and
    other current assets                    559,238        14,867      574,105                            574,105
  Deferred income taxes                     649,947                    649,947                            649,947
                                        ------------   ----------- ------------    -----------       -------------

      Total current assets               28,268,561     2,158,314   30,426,875     (1,049,406)         29,377,469

Property, plant and equipment, at
  cost, net                              14,433,565       556,421   14,989,986        150,000 (I)      15,139,986

Costs in excess of net assets of
  businesses acquired                     3,725,118                  3,725,118      3,973,537 (K)       7,758,655
                                                                                       60,000 (J)

Other assets                              1,199,343        76,165    1,275,508      1,000,000 (D)       2,284,258
                                                                                        8,750 (G)
                                        ------------   ----------- ------------    -----------       -------------

      Total assets                      $47,626,587    $2,790,900  $50,417,487     $4,142,881         $54,560,368
                                        ============   =========== ============    ===========       =============



See accompanying explanatory notes to pro forma consolidated condensed financial statements.

                               MET-PRO CORPORATION

        PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL CONDITION
                             (UNAUDITED) - CONTINUED
                                JANUARY 31, 1996
                                    (NOTE 1)


---------------------------------------------------------------------------------------------------------------------------
                                                                                                       PRO FORMA
                                                    MET-PRO      STROBIC AIR                -------------------------------
                                                  CORPORATION    CORPORATION     TOTAL        ADJUSTMENTS      CONSOLIDATED
                                                  ------------  ------------- ----------    --------------     ------------

 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt                                                 $620,000      $620,000     ($620,000)(L)            $0
  Notes payable - stockholders                                     140,000       140,000                         140,000
  Current portion of long-term debt               $1,178,177        80,914     1,259,091       700,000 (F)     1,878,177
                                                                                               (80,914)(L)
  Accounts payable                                 2,307,034       403,384     2,710,418                       2,710,418
  Accrued salaries, wages and expenses             6,353,886       427,812     6,781,698                       6,781,698
  Customers' advances                                411,409                     411,409                         411,409
  Accrued income taxes                                              68,765        68,765                          68,765
                                                 ------------   -----------  ------------   -----------      ------------

      Total current liabilities                   10,250,506     1,740,875    11,991,381          (914)       11,990,467

Long-term debt                                     1,692,962       139,762     1,832,724     2,800,000 (F)     4,742,962
                                                                                               250,000 (A)
                                                                                              (139,762)(L)

Other non-current liabilities                        101,345                     101,345                         101,345

Deferred income taxes                                569,196        33,800       602,996        60,000 (J)       662,996
                                                 ------------   -----------  ------------   -----------      ------------

      Total liabilities                           12,614,009     1,914,437    14,528,446     2,969,324        17,497,770
                                                 ------------   -----------  ------------   -----------      ------------

Stockholders' equity:
  Common stock, Met-Pro Corporation                  475,922                     475,922        19,592 (C)       495,514
  Common stock, Strobic Air Corporation                             75,614        75,614       (75,614)                0
  Additional paid-in capital                       7,442,810                   7,442,810     2,380,428 (C)     9,823,238
  Retained earnings                               28,142,539       806,849    28,949,388      (806,849)       27,792,539
                                                                                              (350,000)(E)
  Foreign currency adjustment                        209,333                     209,333                         209,333
                                                 ------------   -----------  ------------   -----------      ------------

                                                  36,270,604       882,463    37,153,067     1,167,557        38,320,624
  Less:  treasury stock, at cost                   1,258,026         6,000     1,264,026        (6,000)        1,258,026
                                                 ------------   -----------  ------------   -----------      ------------

      Net stockholders' equity                    35,012,578       876,463    35,889,041     1,173,557        37,062,598
                                                 ------------   -----------  ------------   -----------      ------------

      Total liabilities and stockholders'
        equity                                   $47,626,587    $2,790,900   $50,417,487    $4,142,881       $54,560,368
                                                 ===========   ===========  ============    ==========       ===========


See accompanying explanatory notes to pro forma consolidated condensed financial statements.

                               MET-PRO CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                       FOR THE YEAR ENDED JANUARY 31, 1996
                                    (NOTE 2)


----------------------------------------------------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                 MET-PRO        STROBIC AIR                  -------------------------------
                                               CORPORATION      CORPORATION       TOTAL        ADJUSTMENTS     CONSOLIDATED
                                               -----------      -----------    ----------    --------------   --------------
Net sales                                      $54,067,320      $5,553,920     $59,621,240                       $59,621,240

Cost of goods sold                              35,625,610       3,893,099      39,518,709       ($288,000)(M)    39,230,709
                                              -------------    ------------    ------------    ------------      ------------

Gross profit                                    18,441,710       1,660,821      20,102,531         288,000        20,390,531
                                              -------------    ------------    ------------    ------------      ------------

Operating expenses:
  Selling                                        4,489,905         395,868       4,885,773          64,000 (N)     4,949,773

  General and administrative                     6,287,848         975,782       7,263,630           7,500 (O)     7,240,607
                                                                                                   250,000 (P)
                                                                                                   263,863 (R)
                                                                                                    99,338 (S)
                                                                                                  (100,000)(T)
                                                                                                   (58,000)(V)
                                                                                                  (222,000)(W)
                                                                                                  (127,840)(X)
                                                                                                   (33,669)(Y)
                                                                                                   (25,000)(Z)
                                                                                                   (77,215)(AA)
                                              -------------    ------------    ------------    ------------      ------------

                                                10,777,753       1,371,650      12,149,403          40,977        12,190,380
                                              -------------    ------------    ------------    ------------      ------------

Income from operations                           7,663,957         289,171       7,953,128         247,023         8,200,151

Other income (expenses), net                       561,060        (136,794)        424,266         (41,000)(Q)       486,391
                                                                                                   103,125 (U)
                                              -------------    ------------    ------------    ------------      ------------

Income before taxes on income                    8,225,017         152,377       8,377,394         309,148         8,686,542

Provision for taxes on income                    3,331,132          59,000       3,390,132         123,659 (AB)    3,513,791
                                              -------------    ------------    ------------    ------------      ------------

Net income                                      $4,893,885         $93,377      $4,987,262        $185,489        $5,172,751
                                              =============    ============    ============    ============      ============

Net income per share, fully diluted                  $0.69                                                             $0.71
                                              =============                                                      ============

Weighted average number of common
  shares outstanding after giving
  effect to 3-for-2 stock split
  on July 8, 1996                                 7,051,527                                        195,920 (B)     7,247,447
                                              =============                                    ============      ============


See accompanying explanatory notes to pro forma consolidated condensed financial statements.

                               MET-PRO CORPORATION

   Explanatory Notes to Pro Forma Consolidated Condensed Financial Statements
                       For the Year Ended January 31, 1996

1. The pro forma consolidated condensed balance sheet is based on the individual balance sheets of Met-Pro Corporation and Strobic Air Corporation to reflect the acquisition of Strobic Air Corporation by Met-Pro Corporation (which took place on September 12, 1996) as if it had taken place on January 31, 1996, after giving effect to pro forma adjustments to reflect the following:

         Met-Pro Corporation paid $2,399,980 for 100% of the common stock of Strobic Air Corporation of which $2,149,980 was paid on the date of the transaction and $250,000 (A) was in the form of a promissory note payable on April 2, 1998. Interest is payable on the promissory note at the rate of 5.9% per annum. In addition, Met-Pro Corporation exchanged 195,920 (B) shares of its common stock having an aggregate value of $2,400,020 (C).

         As part of the transaction, Met-Pro Corporation entered into a non-compete transaction with one of the stockholders of Strobic Air Corporation for which he was paid $1,000,000 (D). In addition, a sign-on bonus of $350,000 (E) was paid to this stockholder.

         Total cash required at settlement amounted to $3,499,980. Met-Pro Corporation financed this transaction with a bank on an unsecured basis. The bank financing, in the aggregate amount of $3,500,000 (F), is comprised of two notes, one with a floating interest rate and one with a fixed interest rate, in the amount of $1,750,000 each. Each loan is payable in equal quarterly installments aggregating $175,000, commencing on December 31, 1996. Met-Pro Corporation incurred financing fees of $8,750 (G) related to this financing.

         Met-Pro Corporation incurred approximately $200,000 (H) in costs associated with the transaction, which was funded internally.

         For purposes of the pro forma financial statements, Strobic Air Corporation's building was written up by $150,000 (I) to estimated fair value.

         The increase in deferred taxes of $60,000 (J) included on the pro forma balance sheet is the result of differences between the book basis and tax basis of the assets acquired, in compliance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

         As a result of this acquisition, Met-Pro Corporation has increased the costs in excess of net assets of businesses acquired by $3,973,537 (K) as of January 31, 1996.

         In connection with the acquisition, Met-Pro Corporation repaid all of the outstanding debt of Strobic Air Corporation, which at January 31, 1996 amounted to $840,676 (L).

                               MET-PRO CORPORATION

   Explanatory Notes to Pro Forma Consolidated Condensed Financial Statements
                       For the Year Ended January 31, 1996



2. The pro forma consolidated condensed statement of operations is based on the individual statements of Met-Pro Corporation for the year ended January 31, 1996 and Strobic Air Corporation for the year ended October 31, 1995, after giving effect to the pro forma adjustments necessary to reflect the acquisition described in Note 1, as if it had taken place on February 1, 1995.

         The pro forma adjustments are as follows:

         (M) Increase of $288,000 in gross margins for sales of inventory to affiliate owned by stockholder of Strobic Air Corporation.

         (N) Increase in commissions of $64,000 related to gross margins described in (M) above.

         (O) Additional depreciation on the write-up of Strobic Air Corporation's building amounting to $7,500.

         (P)      Amortization of covenant not to compete of $250,000.

         (Q) Reduction in interest income by $41,000 due to the cash outlay by Met-Pro Corporation to acquire Strobic Air Corporation and repay its debt.

         (R) Interest expense increase of $263,863 as a result of bank financing of $3,500,000 and $250,000 note payable to Strobic Air Corporation stockholder.

         (S) Amortization of costs in excess of net assets of businesses acquired over 40 years amounting to $99,338.

         (T) Reduction in salary of Strobic Air Corporation stockholder of $100,000.

         (U) During the year ended October 31, 1995, Strobic Air Corporation settled two litigation matters totaling $103,125, which for purposes of this pro forma are considered to be non-recurring.

         (V) Legal fees relating to litigation described in (U) above and other non-recurring professional fees amounting to $58,000 in the aggregate.

                               MET-PRO CORPORATION

   Explanatory Notes to Pro Forma Consolidated Condensed Financial Statements
                       For the Year Ended January 31, 1996



         (W) Non-recurring expenses of Strobic Air Corporation stockholders amounting to $222,000.

         (X)      Non-recurring royalty payments amounting to $127,840.

         (Y) Reduction in general and administrative expenses for loss on sale of equipment amounting to $33,669 not considered to be a recurring charge.

         (Z) Reduction in insurance expense of $25,000 based on estimated savings from duplicate coverages between the two companies.

         (AA) Reduction in interest expense of $77,215 resulting from repayment of Strobic Air Corporation's debt by Met-Pro Corporation.

         (AB) Tax effect of the above adjustments to result in an assumed effective consolidated income tax rate of 40%.

                               MET-PRO CORPORATION

  PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                                  JULY 31, 1996
                                    (NOTE 1)

-----------------------------------------------------------------------------------------------------------------
                                                                                             PRO FORMA
                                          MET-PRO      STROBIC AIR                -------------------------------
                                        CORPORATION    CORPORATION     TOTAL        ADJUSTMENTS      CONSOLIDATED
                                        ------------  ------------- ----------    --------------     ------------
      ASSETS

Current assets:
  Cash and short-term investments        $5,678,113    $   75,012   $5,753,125      ($208,730)(H)      $4,727,370
                                                                                     (817,025)(L)
  Accounts receivable, net of
    allowance for doubtful accounts      11,549,755     1,126,499   12,676,254                         12,676,254
  Notes receivable, ESOT                    400,000                    400,000                            400,000
  Inventories                            11,348,811       860,210   12,209,021                         12,209,021
  Prepaid expenses, deposits and
    other current assets                    417,139        18,256      435,395                            435,395
  Deferred income taxes                     649,947        18,600      668,547                            668,547
                                        ------------   ----------- ------------    -----------       -------------

      Total current assets               30,043,765     2,098,577   32,142,342     (1,025,755)         31,116,587

Property, plant and equipment, at
  cost, net                              15,106,290       610,462   15,716,752        150,000 (I)      15,866,752

Costs in excess of net assets of
  businesses acquired                     3,680,953                  3,680,953      3,842,671 (K)       7,583,624
                                                                                       60,000 (J)

Other assets                                947,671        95,037    1,042,708      1,000,000 (D)       2,051,458
                                                                                        8,750 (G)
                                        ------------   ----------- ------------    -----------       -------------

      Total assets                      $49,778,679    $2,804,076  $52,582,755     $4,035,666         $56,618,421
                                        ============   =========== ============    ===========       =============



See accompanying explanatory notes to pro forma consolidated condensed financial statements.

                               MET-PRO CORPORATION

        PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL CONDITION
                            (UNAUDITED) - CONTINUED
                                  JULY 31, 1996
                                    (NOTE 1)


---------------------------------------------------------------------------------------------------------------------------
                                                                                                       PRO FORMA
                                                    MET-PRO      STROBIC AIR                -------------------------------
                                                  CORPORATION    CORPORATION     TOTAL        ADJUSTMENTS      CONSOLIDATED
                                                  ------------  ------------- ----------    --------------     ------------

 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt                                                 $640,000      $640,000     ($640,000)(L)            $0
  Current portion of long-term debt               $1,031,559        75,167     1,106,726       700,000 (F)     1,731,559
                                                                                               (75,167)(L)
  Accounts payable                                 3,020,498       437,647     3,458,145                       3,458,145
  Accrued salaries, wages and expenses             7,603,303       325,539     7,928,842                       7,928,842
  Customers' advances                                673,084                     673,084                         673,084
  Accrued income taxes                                             179,336       179,336                         179,336
                                                 ------------   -----------  ------------   -----------      ------------

      Total current liabilities                   12,328,444     1,657,689    13,986,133       (15,167)       13,970,966

Long-term debt                                     1,251,589       101,858     1,353,447     2,800,000 (F)     4,301,589
                                                                                               250,000 (A)
                                                                                              (101,858)(L)

Other non-current liabilities                        137,140        37,200       174,340                         174,340

Deferred income taxes                                552,552                     552,552        60,000 (J)       612,552
                                                 ------------   -----------  ------------   -----------      ------------

      Total liabilities                           14,269,725     1,796,747    16,066,472     2,992,975        19,059,447
                                                 ------------   -----------  ------------   -----------      ------------

Stockholders' equity:
  Common stock, Met-Pro Corporation                  713,863                     713,863        19,592 (C)       733,455
  Common stock, Strobic Air Corporation                             75,614        75,614       (75,614)                0
  Additional paid-in capital                       7,397,662                   7,397,662     2,380,428 (C)     9,778,090
  Retained earnings                               29,249,679       937,715    30,187,394      (937,715)       28,899,679
                                                                                              (350,000)(E)
  Foreign currency adjustment                        229,053                     229,053                         229,053
                                                 ------------   -----------  ------------   -----------      ------------

                                                  37,590,257     1,013,329    38,603,586     1,036,691        39,640,277
  Less:  treasury stock, at cost                   2,081,303         6,000     2,087,303        (6,000)        2,081,303
                                                 ------------   -----------  ------------   -----------      ------------

      Net stockholders' equity                    35,508,954     1,007,329    36,516,283     1,042,691        37,558,974
                                                 ------------   -----------  ------------   -----------      ------------

      Total liabilities and stockholders'
        equity                                   $49,778,679    $2,804,076   $52,582,755    $4,035,666       $56,618,421
                                                 ===========   ===========  ============    ==========       ===========


See accompanying explanatory notes to pro forma consolidated condensed financial statements.

                               MET-PRO CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JULY 31, 1996
                                    (NOTE 1)


---------------------------------------------------------------------------------------------------------------------------
                                                                                                       PRO FORMA
                                                    MET-PRO      STROBIC AIR                -------------------------------
                                                  CORPORATION    CORPORATION     TOTAL        ADJUSTMENTS      CONSOLIDATED
                                                  ------------  ------------- ----------    --------------     ------------
Net sales                                      $28,491,576      $3,207,137     $31,698,713                       $31,698,713

Cost of goods sold                              18,515,559       2,304,363      20,819,922       ($175,000)(M)    20,644,922
                                              -------------    ------------    ------------    ------------      ------------

Gross profit                                     9,976,017         902,774      10,878,791         175,000        11,053,791
                                              -------------    ------------    ------------    ------------      ------------

Operating expenses:
  Selling                                        2,506,250         157,440       2,663,690          74,000 (N)     2,737,690

  General and administrative                     2,951,178         473,268       3,424,446           3,750 (O)     3,525,588
                                                                                                   125,000 (P)
                                                                                                   131,500 (R)
                                                                                                    48,033 (S)
                                                                                                    13,000 (T)
                                                                                                   (90,000)(U)
                                                                                                   (65,000)(V)
                                                                                                   (12,500)(W)
                                                                                                   (52,641)(X)
                                              -------------    ------------    ------------    ------------      ------------

                                                 5,457,428         630,708       6,088,136         175,142         6,263,278
                                              -------------    ------------    ------------    ------------      ------------

Income from operations                           4,518,589         272,066       4,790,655            (142)        4,790,513

Other income (expenses), net                       239,193               0         239,193         (20,500)(Q)       218,693
                                              -------------    ------------    ------------    ------------      ------------

Income before taxes on income                    4,757,782         272,066       5,029,848         (20,642)        5,009,206

Provision for taxes on income                    1,879,324         141,200       2,020,524          (8,257)(Y)     2,012,267
                                              -------------    ------------    ------------    ------------      ------------

Net income                                      $2,878,458        $130,866      $3,009,324        $(12,385)       $2,996,939
                                              =============    ============    ============    ============      ============

Net income per share, fully diluted                  $0.41                                                             $0.41
                                              =============                                                      ============

Weighted average number of common
  shares outstanding                              7,036,522                                        195,920 (B)     7,232,442
                                              =============                                    ============      ============


See accompanying explanatory notes to pro forma consolidated condensed financial statements.

                               MET-PRO CORPORATION

   Explanatory Notes to Pro Forma Consolidated Condensed Financial Statements
                     For the Six Months Ended July 31, 1996

1. The pro forma consolidated condensed balance sheet is based on the individual balance sheets of Met-Pro Corporation and Strobic Air Corporation to reflect the acquisition of Strobic Air Corporation by Met-Pro Corporation (which took place on September 12, 1996) as if it had taken place on July 31, 1996, after giving effect to pro forma adjustments to reflect the following:

         Met-Pro Corporation paid $2,399,980 for 100% of the common stock of Strobic Air Corporation of which $2,149,980 was paid on the date of the transaction and $250,000 (A) was in the form of a promissory note payable on April 2, 1998. Interest is payable on the promissory note at the rate of 5.9% per annum. In addition, Met-Pro Corporation exchanged 195,920 (B) shares of its common stock having an aggregate value of $2,400,020 (C).

         As part of the transaction, Met-Pro Corporation entered into a non-compete transaction with one of the stockholders of Strobic Air Corporation for which he was paid $1,000,000 (D). In addition, a sign-on bonus of $350,000 (E) was paid to this stockholder.

         Total cash required at settlement amounted to $3,499,980. Met-Pro Corporation financed this transaction with a bank on an unsecured basis. The bank financing, in the aggregate amount of $3,500,000 (F), is comprised of two notes, one with a floating interest rate and one with a fixed interest rate, in the amount of $1,750,000 each. Each loan is payable in equal quarterly installments aggregating $175,000, commencing on December 31, 1996. Met-Pro Corporation incurred financing fees of $8,750 (G) related to this financing.

         Met-Pro Corporation incurred approximately $200,000 (H) in costs associated with the transaction which was funded internally.

         For purposes of the pro forma financial statements, Strobic Air Corporation's building was written up by $150,000 (I) to estimated fair value.

         The increase in deferred taxes of $60,000 (J) included on the pro forma balance sheet is the result of differences between the book basis and tax basis of the assets acquired, in compliance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

         As a result of this acquisition, Met-Pro Corporation has increased the costs in excess of net assets of businesses acquired by $3,842,671 (K) as of July 31, 1996.

         In connection with the acquisition, Met-Pro Corporation repaid all of the outstanding debt of Strobic Air Corporation, which amounted to $817,025 (L) at July 31, 1996.

                               MET-PRO CORPORATION

   Explanatory Notes to Pro Forma Consolidated Condensed Financial Statements
                     For the Six Months Ended July 31, 1996



2. The pro forma consolidated condensed statement of operations is based on the individual statements of Met-Pro Corporation and Strobic Air Corporation for the six months ended July 31, 1996, after giving effect to the pro forma adjustments necessary to reflect the acquisition described in Note 1, as if had taken place on February 1, 1996.

         The pro forma adjustments are as follows:

         (M) Increase of $175,000 in gross margins for sales of inventory to affiliate owned by stockholder of Strobic Air Corporation.

         (N) Increase in commissions of $74,000 related to gross margins described in (M) above.

         (O) Additional depreciation on the write-up of Strobic Air Corporation's building amounting to $3,750.

         (P)      Amortization of covenant not to compete of $125,000.

         (Q) Reduction in interest income by $20,500 due to the cash outlay by Met-Pro Corporation to acquire Strobic Air Corporation and repay its debt.

         (R) Interest expense increase of $131,500 as a result of bank financing of $3,500,000 and $250,000 note payable to Strobic Air Corporation stockholder.

         (S) Amortization of costs in excess of net assets of businesses acquired over 40 years amounting to $48,033.

         (T) Increase in salary of Strobic Air Corporation stockholder of $13,000.

         (U) Non-recurring professional fees relating to sale of Strobic Air Corporation amounting to $90,000.

         (V) Non-recurring expenses of Strobic Air Corporation stockholders amounting to $65,000.

         (W) Reduction in insurance expense of $12,500 based on estimated savings from duplicate coverages between the two companies.

                               MET-PRO CORPORATION

   Explanatory Notes to Pro Forma Consolidated Condensed Financial Statements
                     For the Six Months Ended July 31, 1996


         (X) Reduction in interest expense of $52,641 resulting from repayment of Strobic Air Corporation's debt by Met-Pro Corporation.

         (Y) Tax effect of the above adjustments to result in an assumed effective consolidated income tax rate of 40%.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.



                                December 31, 1996


                               MET-PRO CORPORATION

                                 195,920 shares
                                  Common Stock
                                ($.10 par value)

                                   PROSPECTUS

                                -----------------


                                TABLE OF CONTENTS

                                                                            Page

Available Information                                                         2
Incorporation of Certain Documents by Reference                               2
The Company                                                                   3
Use of Proceeds                                                               5
Selling Shareholders                                                          5
Description of Common Stock                                                   6
Plan of Distribution                                                          7
Legal Matters                                                                 8
Experts                                                                       8